Exhibit 10.5
FIRST NIAGARA FINANCIAL GROUP, INC.
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT
WITH GARY M. CROSBY
 This AGREEMENT, dated as of April 5, 2013, is between FIRST NIAGARA FINANCIAL GROUP, INC., a Delaware corporation with its executive offices at 6950 South Transit Road, P.O. Box 514, Lockport, NY 14095-0514 (the “Corporation”), and Gary M. Crosby (the “Executive”).
RECITALS:

a.	The Executive is presently employed as an executive officer of the Corporation.

b.
The Board of Directors of the Corporation (the “Board”) considers it essential to the best interests of the Corporation and its shareholders to foster the Corporation's ability to retain key management personnel.

c.
The Board recognizes that, as is generally the case with publicly held corporations, the possibility of a Change in Control (as hereinafter defined) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and it shareholders.

d.	The Board intends for this Agreement to provide protection to the Executive against the exigencies of a Change in Control, but not to otherwise provide assurance of or rights to continued employment.

e.
The Board believes it to be in the best interests of the Corporation and its shareholders that the Corporation and the Board be able to rely upon the Executive to continue in the Executive's position, and that the Corporation be able to receive and rely upon the Executive's advice as to the best interests of the Corporation, without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control.

f.
Should the possibility of a Change in Control arise, in addition to the Executive's regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, to advise management and the Board as to whether such Change in Control would be in the best interests of the Corporation and its shareholders and to take such other actions as the Board might determine to be appropriate.

g.
This Agreement is not intended to alter the rights of the Executive in the absence of a Change in Control of the Corporation with respect to the Executive's employment by the Company or the Executive's compensation and benefits in connection with such employment and, accordingly, this Agreement, although taking effect as provided below, will be operative only upon a Change in Control of the Corporation.

h.	The Corporation and the Executive both desire to set forth the terms of benefits upon a termination of employment in certain circumstances following a Change in Control.

i.	This Agreement is being amended and restated and it replaces and supersedes in its entirety the Amended and Restated Change in Control Agreement between the Corporation and the Executive
NOW, THEREFORE, in consideration of the promises and of the covenants contained in this Agreement, the Corporation and the Executive agree as follows:
1. Definitions.
(a) An “Affiliate” of, or a Person “Affiliated” with, a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under current control with, the Person specified.
(b) “Bank” means First Niagara Bank.
(c) “Board of Directors” or “Board” means the Board of Directors of the Corporation.
(d) “Cause” means a finding by the Board of Directors that any of the following conditions exist:

(i) The Executive's willful and continued failure substantially to perform the Executive's duties (other than as a result of disability) that is not or cannot be cured within 30 days of the Corporation giving the Executive notice of the failure to so perform. For purposes of this Agreement, no act or failure to act will be deemed “willful” unless effected by the Executive not in good faith and without a reasonable belief that the Executive's action or failure to act was in or not opposed to the Corporation's best interests.
(ii) A willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, and any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation.
(iii) The Executive's indictment for a felony offense under the laws of the United States or any state other than for actions related to operation of motor vehicles which does not involve operation of a motor vehicle while intoxicated or impaired.
(iv) Breach by the Executive of the Corporation's Code of Ethics for Senior Financial Officers, any restrictive covenant, non-competition, confidentiality or non-solicitation, or other similar agreement which is applicable to the Executive, or breach of the Corporation's Code of Ethics.
The Executive will not be deemed to have been terminated for Cause until there has been delivered to the Executive a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the Board at a meeting called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, with the Executive's counsel, to be heard before the Board), stating that, in the good faith opinion of the Board, the Executive has engaged in conduct described above and specifying the particulars in detail.
(e) “Change in Control” means:
(i) Any acquisition or series of acquisitions by any Person other than the Corporation, any of its Affiliates, any employee benefit plan of the Corporation or any of its Affiliates, or any Person holding common shares of the Corporation for or pursuant to the terms of such an employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Corporation representing 50% or more of either the then outstanding shares of the common stock of the Corporation (“Outstanding Corporation Common Stock”) or the combined voting power of the Corporation's then outstanding securities entitled to then vote generally in the election of Directors of the Corporation (“Outstanding Corporation Voting Securities”), except that any such acquisition of Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities will not constitute a Change in Control while that Person does not exercise the voting power of its Outstanding Corporation Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Corporation, or Outstanding Corporation Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Corporation Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Corporation Common Stock to below 50%;
(ii) At the time when, during any period not longer than twenty-four (24) consecutive months, individuals who at the beginning of that period constitute the Board cease to constitute at least a majority of the Board, unless the election, or the nomination for election by the Corporation's shareholders, of each new Board member was approved by a vote of at least 2/3rds of the Board members then still in office who were Board members at the beginning of that period (including, for these purposes, new members whose election or nomination was so approved); or
(iii) Approval by the shareholders of the Corporation of
(A) a dissolution or liquidation of the Corporation,
(B) a sale of all or substantially all of the assets or earning power of the Corporation, taken as a whole (with the stock or other ownership interests of the Corporation in any of its Affiliates constituting assets of the Corporation for this purpose) to a Person that is not an Affiliate of the Corporation (for purposes of this paragraph, “sale” means any change of ownership), or
(C) an agreement to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of the Corporation, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by shareholders of the Corporation immediately before such merger, consolidation or reorganization (assuming for purposes of that determination that there is no change in the record ownership of the Corporation's securities from the record date for that approval until that merger, consolidation or reorganization and that those record owners hold no securities of the other parties to that merger, consolidation or reorganization), but including in that determination any securities of the other parties to that merger, consolidation or reorganization held by Affiliates.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Good Reason” means:
(i) failure to elect or reelect or to appoint or reappoint the Executive as an officer of the Corporation during the term of this Agreement in accordance with Section 2 hereof;
(ii) material change in the Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 2 hereof; provided, however, that Executive's function, duties, and responsibilities shall be as compared against the function, duties, and responsibilities of the highest ranking member of the executive team of the Corporation other than the Chief Executive Officer;
(iii) a material reduction in the Executive's base compensation; provided, however, that neither the “Cash Fee,” the “ICEO Restricted Stock Units” nor the “Completion Bonus” (as those terms are defined in the letter agreement between the Corporation and the Executive, dated as of April 5, 2013) shall be considered part of the Executive's “base compensation;”
(iv) a relocation of Executive's principal place of employment by more than 100 miles from its location as of March 19, 2013;
(v) liquidation or dissolution of the Corporation other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive; or
(vi) breach of this Agreement by the Corporation.
Upon the occurrence of any event described above, the Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice to the Corporation, which notice must be given by the Executive within ninety (90) days after the initial event giving rise to said right to elect to terminate his employment. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Corporation, the Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Corporation and is engaged in good faith discussions to resolve any occurrence of an event described above. The Corporation shall have at least thirty (30) days to remedy any condition set forth above, provided, however, that the Corporation shall be entitled to waive such period and make an immediate payment hereunder.
(h) “Person” has the meaning given that term in Sections 13(d) and 14(d) of the Exchange Act, but excluding any Person described in and satisfying the conditions of Rule 13d-1(b)(1) of Section 13 of the Exchange Act.
2. Term of Agreement. This Agreement will be effective for the period beginning on March 19, 2013 and shall continue to be effective for the period ending on the “Expiration Date”; provided, that the Executive's right to indemnification and insurance coverage shall continue beyond the Expiration Date for the duration of all applicable statutes of limitations and for purposes of all policies of insurance. The “Expiration Date” shall initially be December 31, 2013, and thereafter shall automatically be extended for successive two-year periods unless, not later than six months prior to any such Expiration Date, the Corporation shall have given notice to the Executive that it does not wish the Expiration Date to be so extended in which case the Expiration Period will be the date that is thirty (30) months from the date of such notice. Notwithstanding the foregoing, the Expiration Date shall be any earlier date on which the Executive's employment with the Corporation terminates for any reason, in the event such termination occurs prior to a Change in Control of the Corporation.
3. Benefits and Restrictions Upon Termination Following a Change in Control.

(a) Upon Termination by the Corporation without Cause or by the Executive with Good Reason. Upon the Executive's termination of employment by (i) the Corporation without Cause within the twelve (12)-month period following a Change in Control or (ii) the Executive for Good Reason no later than fourteen (14) months following a Change in Control, the Corporation will provide the following:
(i) Salary And Fringe Benefits. The Executive will receive full salary and fringe benefits through the effective date of termination together with any unpaid annual short term incentive bonus for a prior period, which shall be paid within 30 days after the effective date of the termination of employment. The Executive will receive a payment equal to 300% of the Executive's base salary, as in effect in the year of the termination of employment, payable in one lump sum within 30 days after the effective date of the termination of employment. The Executive will also receive non-taxable medical and health insurance, group term life insurance, automobile allowance and club membership benefits (hereinafter referred to as “Fringe Benefits”) as in effect on the date of termination for a period of twenty-four (24) months beginning with the month next following the month during which the employment terminates. If the Executive dies during the twenty-four (24) month period, any dependent health or medical Fringe Benefits will be provided for the balance of the twenty-four (24) month period. For purposes of COBRA health care continuation coverage, the “qualifying event” will be deemed to have occurred at the end of the twenty-four (24) month period following termination of employment.
(ii) Bonus. The Executive will receive a bonus amount equal to 300% of the Executive's targeted annual short term incentive bonus amount in effect in the year of the termination of employment payable in one lump sum within 30 days after the effective date of the termination of employment.
(iii) Accrued Vacation. The Executive will receive payment for accrued but unused vacation, which payment will be equitably prorated based on the period of active employment for that portion of the fiscal year in which the Executive's termination of employment becomes effective. Payment for accrued but unused vacation will be payable in one lump sum within 30 days after the effective date of the termination of employment.
(iv) Indemnification. For 60 months following the date of termination of employment, the Corporation will continue any indemnification agreement with the Executive and will provide directors' and officers' liability insurance insuring the Executive, such coverage to have limits and scope of coverage not less than that in effect on the date of termination of employment.
(v) Equity Compensation. The Executive will be fully vested in and will have the immediate right to exercise all equity compensation awards including, but not limited to, stock options, restricted stock, stock appreciation rights, and phantom equity awards, which the Executive has received in connection with Executive's employment with the Corporation.
(vi) Qualified Plans. The Executive will receive a lump sum payment within 30 days after the effective date of the termination of employment in an amount equal to the value of the accrued benefit under any qualified pension or profit sharing plan maintained by the Corporation which was not vested.
(vii) Outplacement. For a twelve (12)-month period following the termination of employment, the Corporation will reimburse the Executive for outplacement services in an amount not to exceed $10,000; provided however, that reimbursements for such outplacement services shall be made in a cash lump sum within 30 days after Executive incurs such expenses.
(viii) Reduction in Fringe Benefits. Fringe benefits under this Section will be reduced to the extent practicable for any similar fringe benefits provided by and available to the Executive from any subsequent employer but will not be limited by the terms of any fringe benefit of a subsequent employer.
(b) Upon Any Other Termination. Upon the Executive's termination of employment absent Good Reason, by the Corporation for Cause, or on account of death or disability, in any case following a Change in Control, no amounts will be payable under this Agreement.
4. Section 409A Compliance. Notwithstanding any other provision in this Agreement, for purposes of this Agreement, “termination of employment” shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations thereunder, such that the Corporation and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period. Notwithstanding anything in this Agreement to the contrary, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, no payment shall be made to Executive prior to the first day of the seventh month following the Date of Termination in excess of the “permitted amount” under Code Section 409A. For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Executive's annualized compensation based upon the annual rate of pay for services provided to the Bank for the calendar year preceding the year in which occurs the Date of Termination or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs the Date of Termination. Payment of the “permitted amount” shall be made within thirty (30) days following the Date of Termination. Any payment in excess of the permitted amount shall be made to Executive on the first day of the seventh month following the Date of Termination.
5. Effect of Regulatory Actions. Any actions by the Corporation under this Agreement must comply with the law, including regulations and other interpretive action, of the Federal Deposit Insurance Act, Federal Deposit Insurance Corporation, or other entities that supervise any of the activities of the Corporation. Specifically, any payments to the Executive by the Corporation, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.
6. Golden Parachute Adjustments. Notwithstanding anything in this Agreement or any other agreement to the contrary, (A) in the event the Corporation (or its successor) and the Executive both determine, based upon the advice of the independent public accountants for the Corporation, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the Executive's “base amount,” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent public accounting firm (which may, but need not be the independent public accountants of the Corporation), that without such reduction the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon Executive's receipt of the Reduced Amount.
(B) If the determination made pursuant to clause (A) above results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 6, then the Executive may then elect, in the Executive's sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Corporation in writing of the Executive's election within ten days of the determination of the reduction in payments; provided, however, that if it is determined that such election by the Executive shall be in violation of Code Section 409A, or if no such election is made by the Executive within such ten-day period, the allocation of the required reduction shall be pro-rata. Within ten days following such determination and the election hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.
(C) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Corporation which should not have been made under clause (A) of this Section 6 (an “Overpayment”) or that additional payments which are not made by the Corporation pursuant to clause (A) of this Section 6 should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

The calculations required by clause (A) of this Section 6 will be made by the Corporation's independent accounting firm engaged immediately prior to the event that triggered the payment, in consultation with the Corporation's outside legal counsel, and for purposes of making the calculation the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, provided that the accounting firm's determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).
7. Late Payments: Tax Withholding. Any payment required to be made to the Executive under this Agreement that is not made at the time required hereunder shall bear interest at a rate equal to 120% of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made. All payments required to be made to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Corporation may reasonably determine it should withhold pursuant to any applicable law or regulation.
8. Non-Solicitation. In consideration of the compensation and other benefits to be paid to the Executive under this Agreement, the Executive agrees that, beginning on the date of this Agreement and continuing until the Covenant Expiration Date, as hereafter defined, the Executive shall not, directly or indirectly, for the Executive's own account or as agent, employee, officer, director, trustee, consultant, partner, stockholder or equity owner of any corporation or any other entity (a) solicit the employment of any person who is employed by the Corporation or any Affiliate at the Reference Date or at any time during the six-month period preceding the Reference Date, except that the Executive shall be free to solicit the employment of any such person whose employment with the Corporation or any Affiliate has terminated for any reason (without any interference from the Executive) or who has not been employed by the Corporation or any Affiliate for at least six (6) months, (b) canvass or solicit business in competition with the business conducted by the Corporation or any Affiliate at the Reference Date from any person or entity who during the six (6) month period preceding the Reference Date shall have been a customer of the Corporation or any Affiliate, (c) willfully dissuade or discourage any person or entity from using, employing or conducting business with the Corporation or any Affiliate or (d) intentionally disrupt or interfere with, or seek to disrupt or interfere with, the business or contractual relationship between the Corporation or any Affiliate and any other party who during the six-month period preceding the Reference Date shall have supplied materials or services to the Corporation or any Affiliate. “Covenant Expiration Date” shall mean the date which is twelve (12) months after the Reference Date. “Reference Date” shall mean the date on which the Executive's employment with the Corporation or an Affiliate has terminated; provided however that the Executive's employment shall not be deemed to have terminated so long as the Executive continues to be employed or engaged as an employee or consultant of the Corporation or any Affiliate.
9. Confidential Information. The Executive has and will have access to become acquainted with confidential or proprietary information and trade secrets related to the business of the Corporation, its subsidiaries and any Affiliates (collectively, the “Companies”), including but not limited to (i) trade secrets, business plans, software programs, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, reports, correspondence, tapes, disks, tangible property and specifications owned by or used in the Companies' businesses; (ii) operating strengths and weaknesses of the Companies' officers, directors, employees, agents, suppliers and customers, and/or (iii) information pertaining to future developments such as, but not limited to, software development or enhancement, future marketing plans or ideas, and plans or ideas for new services or products, (iv) all information which is learned or developed by the Executive in the course and performance of the Executive's duties under this Agreement, including without limitation, reports, information and data relating to the Companies' acquisition strategies, and (v) other tangible and intangible property which is used in the business and operations of the Companies' but not made publicly available ((i) through (v) are, collectively, “Confidential Information”). The Executive will not, directly or indirectly, disclose, use or make known for the Executive's or another's benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Executive's duties. The Executive will take all necessary steps to safeguard the Companies' Confidential Information. In addition, to the extent that the Corporation has entered into a confidentiality agreement with any other person or entity the Executive agrees to comply with the terms of such confidentiality agreement and to be subject to the restrictions and limitations imposed by such confidentiality agreements as if the Executive was a party thereto.
10. Non-exclusivity of Rights. Except as otherwise specifically provided, nothing in this Agreement will prevent or limit the Executive's continued or future participation in any benefit, incentive, or other plan, practice, or program provided by the

Corporation and for which the Executive may qualify. Any amount of vested benefit or any amount to which the Executive is otherwise entitled under any plan, practice, or program of the Corporation will be payable in accordance with the plan, practice, or program, except as specifically modified by this Agreement. To the extent that this Agreement provides a larger or greater separate severance benefit than may be provided to the Executive pursuant to any policy, program, contract or arrangement adopted by the Corporation, this Agreement will supersede and be in full substitution of such other policy, program, contract or arrangement with respect to the larger or greater separate severance benefit to be provided.
11. No Obligation to Seek Other Employment. The Executive will not be obligated to seek other employment or to take other action to mitigate any amount payable to the Executive under this Agreement.
12. Benefit Claims. In the event the Executive, or the Executive's beneficiaries, as the case may be, and the Corporation disagree as to their respective rights and obligations under this Agreement, and the Executive or the Executive's beneficiaries are successful in establishing, privately or otherwise, that the Executive's or their position is substantially correct, or that the Corporation's position is substantially wrong or unreasonable, or in the event that the disagreement is resolved by settlement, the Corporation will pay all costs and expenses, including counsel fees, which the Executive or the Executive's beneficiaries may incur in connection therewith directly to the provider of the services or as may otherwise be directed by the Executive or the Executive's beneficiaries. The Corporation will not delay or reduce the amount of any payment provided for hereunder or setoff or counterclaim against any such amount for any reason whatsoever; it is the intention of the Corporation and the Executive that the amounts payable to the Executive or the Executive's beneficiaries hereunder will continue to be paid in all events in the manner and at the times herein provided. All payments made by the Corporation hereunder will be final and the Corporation will not seek to recover all or any part of any portion of any payments hereunder for any reason.
13. Successors. This Agreement is personal to the Executive and may not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives or successors in interest. The Executive may designate a successor or successors in interest to receive any amounts due under this Agreement after the Executive's death. A designation of a successor in interest must be made in writing, signed by the Executive, and delivered to the Corporation pursuant the Notice provisions of this Agreement. Except as otherwise provided in this Agreement, if the Executive has not designated a successor in interest, payment of benefits under this Agreement will be made to the Executive's estate. This Section will not supersede any designation of beneficiary or successor in interest made by the Executive or provided for under any other plan, practice, or program of the Corporation.
This Agreement will inure to the benefit of and be binding upon the Corporation and its successors and assigns.
The Corporation will require any successor (whether direct or indirect, by acquisition of assets, merger, consolidation or otherwise) to all or substantially all of the operations or assets of the Corporation or any successor and without regard to the form of transaction used to acquire the operations or assets of the Corporation, to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no succession had taken place. “Corporation” means the Corporation and any successor to its operations or assets as set forth in this Section that is required by this clause to assume and agree to perform this Agreement or that otherwise assumes and agrees to perform this Agreement.
14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or a breach of it, must be settled by final and binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction over it. The arbitration must take place in Buffalo, New York. The arbitration must be conducted before three (3) arbitrators.
15. Allocation of Payments, Etc., Between Corporation and Bank. All payments, accruals and other benefits under this Agreement will be allocated between the Corporation and the Bank. The Corporation and Bank management will recommend allocations supported by data they provide, and the Board will approve the allocations. The allocation will make certain no amounts are paid or owed by the Bank that are attributable to services performed by the Executive for the Corporation. The Corporation nonetheless will remain jointly liable for all payments, accruals and benefits under this Agreement.
16. Failure, Delay or Waiver. No course of action or failure to act by the Corporation or the Executive will constitute a waiver by the party of any right or remedy under this Agreement, and no waiver by either party of any right or remedy under this Agreement will be effective unless made in writing.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be enforceable under applicable law. However, if any provision of this Agreement is deemed unenforceable under applicable law by a court having jurisdiction, the provision will be unenforceable only to the extent necessary to make it enforceable without invalidating the remainder of it or any of the remaining provisions of this Agreement.
18. Notice. All written communications to parties required hereunder must be in writing and (a) delivered in person, (b) mailed by registered or certified mail, return receipt requested, (such mailed notice to be effective 4 days after the date it is mailed) or (c) sent by facsimile transmission, with confirmation sent by way of one of the above methods, to the party at the address given below for the party (or to any other address as the party designates in a writing complying with this Section, delivered to the other party):
If to the Corporation:

First Niagara Financial Group, Inc.
726 Exchange Street
Buffalo, NY 14210
Attention: Managing Director Human Resources
Telephone: 716-848-8425
with a copy (which shall not constitute notice) to:

Harter Secrest & Emery, LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Attention: Christopher Potash, Esq.
Telephone: 585-231-1278
If to the Executive:
Gary M. Crosby
24 Hallam Road
Buffalo, New York 14216
19. Miscellaneous. This Agreement (a) may not be amended, modified or terminated orally or by any course of conduct pursued by the Corporation or the Executive, but may be amended, modified or terminated only by a written agreement duly executed by the Corporation and the Executive, (b) is binding upon and inures to the benefit of the Corporation and the Executive and each of their respective heirs, representatives, successors and assignees, except that the Executive may not assign any of the Executive's rights or obligations pursuant to this Agreement, (c) constitutes the entire agreement between the Corporation and the Executive with respect to the subject matter of this Agreement, and supersedes all oral and written proposals, representations, understandings and agreements previously made or existing with respect to such subject matter, and (d) will be governed by, and interpreted and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.
20. Termination of this Agreement. This Agreement will terminate on the later of (i) the Expiration Date or (ii) the date on which the Corporation has made the last payment to the Executive of any amount provided for under this Agreement. However, the obligations set forth under Sections 3(a)(iv) and 9 will survive any termination and will remain in full force and effect. Without the written consent of the Executive, the Corporation has no right to terminate this Agreement prior to the date of the last payment.
21. Multiple Counterparts. This Agreement may be executed in one or more counter parts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any party may execute this Agreement by facsimile signature and the other party shall be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such party. Any party executing this Agreement by facsimile signature shall immediately forward to the other party an original page by overnight mail.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

FIRST NIAGARA FINANCIAL GROUP, INC.
Date: April 8, 2013	By:	/s/ Kate White
Kate White, Managing Director of Human Resources

EXECUTIVE
Date: April 6, 2013	/s/ Gary M. Crosby
Gary M. Crosby